As filed with the Securities and Exchange Commission on June 12, 2000.

                                                      Registration No. 333-76151
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------

                                 AMENDMENT NO. 2

                                       to

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            -------------------------

NEOPROBE CORPORATION                 (Exact Name of Registrant as Specified in Its Charter)

DELAWARE                             (State of Incorporation)

31-1080091                           (I.R.S. Employer Identification Number)

425 Metro Place North
Suite 300
Dublin, Ohio 43017-1367              (Address of Registrant's Principal Executive Offices)

(614) 793-7500                       (Telephone Number of Registrant's Principal Executive Offices)

Brent L. Larson                      (Name, Address, and Telephone Number, of Agent for Service)
425 Metro Place North
Suite 300
Dublin, Ohio 43017-1367
(614) 793-7500

----------------

Approximate date of commencement of proposed sale to the public:

as soon as possible after the effective date of this registration statement

----------------

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

----------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

----------------

PURSUANT TO RULE 429 THE PROSPECTUS CONTAINED HEREIN ALSO RELATES TO REGISTRATION STATEMENTS NOS. 33-72700; 33-73622; 333-15989.

PROSPECTUS


[Neoprobe Logo]

                        3,000,000 SHARES OF COMMON STOCK



         The Aries Master Fund and the Aries Domestic Fund may sell shares of common stock of Neoprobe Corporation at prices based on market conditions at the time of sale. The Funds may make these sales at any time that they choose through brokers selected by them individually. The Funds may compensate their brokers for selling shares by giving them discounts on the shares they are selling or paying them commissions and fees in amounts set through negotiations between them and their brokers. You should read the Section entitled "Plan of Distribution" within this document


         The OTC Bulletin Board reports trades of common stock under the symbol "NEOP." On June 9, 2000, the closing price for the common stock was $0.78.

         Neoprobe is located at 425 Metro Place North, Suite 300, Dublin, Ohio 43017, and its telephone number is (614) 793-7500.

                                   ----------

                    SEE "RISK FACTORS," BEGINNING ON PAGE 2.

                                   ----------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED NOR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                                   ----------


                                  June 12, 2000

                                  RISK FACTORS

NEOPROBE HAS SUFFERED SIGNIFICANT OPERATING LOSSES IN EACH YEAR IN ITS HISTORY AND IT MAY NEVER BECOME PROFITABLE.

         Neoprobe had an accumulated deficit of approximately $120 million as of December 31, 1999. For the years ended December 31, 1997, 1998 and 1999, Neoprobe's net losses were $23.2 million, $28 million and $7.9 million. Neoprobe made an operating profit in the fourth quarter of 1999 but it must expend substantial resources to continue development and marketing of its products and can not assure investors that it will make an operating profit in 2000.

NEOPROBE HAS LIMITED EXPERIENCE IN MANUFACTURING, MARKETING AND SELLING ITS PRODUCTS AND IT MAY NOT BE ABLE TO DO THESE THINGS SUCCESSFULLY.

         Neoprobe began active marketing of its gamma radiation detection devices for use in intraoperative lymphatic mapping in 1997 and has limited experience in manufacturing, marketing and selling ILM products. Since its organization in 1983, Neoprobe expended the vast majority of its efforts and resources in the research and development of its antibody based surgical cancer detection technology. During 1998, based on disappointing regulatory feedback from the FDA and European regulatory authorities, Neoprobe revised its business plan to severely curtail research and development of that technology and to focus on gamma guided surgery products. Potential investors must evaluate Neoprobe's prospects in light of the substantial risks, expenses, delays and difficulties that small companies normally encounter in the medical device industry, which is characterized by an increasing number of participants, intense competition and a high rate of failure.

NEOPROBE MAY HAVE DIFFICULTY RAISING ADDITIONAL CAPITAL, WHICH COULD DEPRIVE IT OF NECESSARY RESOURCES.

         Neoprobe has depended on the proceeds of sales of its securities to fund its losses, continue research and development and provide working capital. Neoprobe expects to continue to devote substantial capital resources to market and sell its products, to fund research and development of additional gamma guided surgery products, and to maintain existing and secure new manufacturing capacity. Neoprobe may need to raise additional funds through the sale of assets, public or private financing, collaborative relationships or other arrangements. Neoprobe's ability to raise additional financing may be dependent on many factors beyond Neoprobe's control, including the state of capital markets and the development or prospects for development of competitive technology by others.

         Because common stock is not listed on a stock exchange many investors may not be willing or allowed to purchase it or may demand steep discounts. The necessary additional financing may not be available to Neoprobe or may be available only on terms that would result in further dilution to the owners of Neoprobe's common stock. If Neoprobe is unable to raise additional funds when it needs them, it may have to curtail its operations.

NEOPROBE PRODUCTS MAY NOT ACHIEVE THE BROAD MARKET ACCEPTANCE THEY NEED IN ORDER TO BE A COMMERCIAL SUCCESS.

         Neoprobe's products are currently only widely used in the treatment and diagnosis of two primary types of cancer: melanoma and breast cancer. Neoprobe's success is dependent on acceptance of ILM, and of its devices for use in ILM, by the medical community as a reliable, safe and cost effective alternative to current treatments and procedures. Although Neoprobe believes that ILM has significant advantages over other currently competing procedures, broad-based clinical adoption of ILM will not occur until physicians outside the major cancer centers and teaching hospitals determine that the ILM approach is an attractive alternative to current treatments for use in melanoma and breast cancer and expand its use to other types of cancer. These things may not happen. Neoprobe's marketing efforts may not result in significant demand for its products, and the current demand for Neoprobe's products may decline.

NEOPROBE RELIES ON A THIRD PARTY FOR ITS MARKETING AND DISTRIBUTION, WHO MAY NOT BE SUCCESSFUL IN SELLING NEOPROBE'S PRODUCTS.

         Neoprobe has limited resources and experience in sales, marketing and distribution of medical devices. Neoprobe currently distributes its products on a worldwide basis through a partner who is solely responsible for distributing Neoprobe's products. In the past 4 years, Neoprobe has terminated marketing arrangements affecting major global markets 3 times including once with its current distribution partner. Neoprobe's current distribution partner has agreed to purchase minimum quantities of Neoprobe's products during the first three years of the initial five-year term of their agreement which began on October 1, 1999. While Neoprobe believes that its distribution partner intends to aggressively market its products, there can be no assurance that the distribution partner will make purchases in excess of its minimum annual purchase requirements or that the minimum purchases will generate profitability or adequate cash flow for Neoprobe over the long run. Neoprobe may not be able to maintain satisfactory arrangements with a marketing or distribution partner, who may not devote adequate resources to selling Neoprobe's products. If this happens, Neoprobe may not be able to sucessfully market its products, which would decrease its revenues.

NEOPROBE MAY LOSE OUT TO LARGER AND BETTER ESTABLISHED COMPETITORS.

         The medical device industry is intensely competitive. Neoprobe's competitors have significantly greater financial, technical, manufacturing, and distribution resources as well as greater experience in the medical device industry than Neoprobe. The particular medical conditions that can be treated using Neoprobe's ILM products can also be treated and diagnosed by other medical devices, procedures or drugs. Many of these alternatives are widely accepted by physicians and have a long history of use. Physicians may use Neoprobe's competitors' products. Neoprobe's products may not be competitive with other technologies. If these things happen, Neoprobe's sales and revenues will decline.

NEOPROBE'S PRODUCTS MAY BE DISPLACED BY NEWER TECHNOLOGY.

         The medical device industry is undergoing rapid and significant technological change. Third parties may succeed in developing or marketing technologies and products that are more effective than those developed or marketed by Neoprobe, or that would make Neoprobe's technology and products obsolete or noncompetitive. Additionally, researchers could develop new surgical procedures and medications that replace or reduce the importance of the procedures that use Neoprobe's products. Accordingly, Neoprobe's success will depend, in part, on its ability to respond quickly to medical and technological changes through the development and introduction of new products. Neoprobe may not have the resources to do this. If Neoprobe's products become obsolete and its efforts to develop new products do not result in any commercially successful products, Neoprobe's sales and reveues will decline.

NEOPROBE RELIES ON THIRD PARTIES TO MANUFACTURE ITS PRODUCTS AND NEOPROBE WILL SUFFER IF THEY DO NOT PERFORM.

         Neoprobe relies on independent contract manufacturers for the manufacture of its current line of gamma guided surgery products. Neoprobe's business will suffer if its contract manufacturers have production delays or quality problems. Furthermore, medical device manufacturers are subject to the Good Manufacturing Practices regulations of the FDA, international quality standards, and other regulatory requirements. If Neoprobe's contractors do not operate in accordance with regulatory requirements and quality standards, Neoprobe's business will suffer. Neoprobe uses or relies on components and services used in its devices that are provided by sole source suppliers. The qualification of additional or replacement vendors is time consuming and costly. If a sole source supplier has significant problems supplying Neoprobe, its sales and revenues will be hurt until it could find a new source of supply.

NEOPROBE IS IN A HIGHLY REGULATED BUSINESS AND IT COULD FACE SEVER PROBLEMS IF DOES NOT COMPLY WITH ALL REGULATORY REQUIREMENTS.

         The FDA regulates Neoprobe's medical device products in the United States. Foreign countries also subject Neoprobe's medical device products to varying government regulations. In addition, such regulatory authorities may impose limitations on the use of Neoprobe's products. FDA enforcement policy strictly prohibits the marketing of FDA approved medical devices for unapproved uses. Within the European Union, Neoprobe's products are required to display the CE mark in order to be sold. Neoprobe has obtained FDA clearance to market its medical device products and European certification to display the CE mark on its current line of portable radiation detection instruments. Neoprobe may not be able to obtain certification for any new products in a timely manner, or at all. Failure to comply with these and other regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant premarket clearance or premarket approval for devices, withdrawal of clearances or approvals, and criminal prosecution.

NEOPROBE'S INTELLECTUAL PROPERTY MAY NOT HAVE OR PROVIDE SUFFICIENT LEGAL PROTECTIONS AGAINST INFRINGEMENT OR LOSS OF TRADE SECRETS.

         Neoprobe's success depends, in part, on its ability to secure and maintain patent protection, to preserve its trade secrets, and on its ability to operate without infringing on the patents of third parties. Neoprobe seeks to protect its proprietary positions by filing United States and foreign patent applications for its important inventions and improvements. But, domestic and foreign patent offices may not issue these patents. Third parties may challenge, invalidate, or circumvent Neoprobe's patents or patent applications in the future. Competitors, many of which have substantially more resources than Neoprobe and have made substantial investments in competing technologies, apply for and obtain patents that will prevent, limit, or interfere with Neoprobe's ability to make, use, or sell its products either in the United States or abroad.

         In the United States, patent applications are secret until patents issue, and in foreign countries, patent applications are secret for a time after filing. Publications of discoveries in tend to significantly lag the actual discoveries and the filing of related patent applications. Third parties may have already filed applications for patents for products or processes that will make Neoprobe's products obsolete or will limit Neoprobe's patents or invalidate its patent applications.

         Neoprobe typically requires its employees, consultants, and advisers to execute confidentiality and assignment of invention agreements in connection with their employment, consulting, or advisory relationships with Neoprobe. They may breach these agreements and Neoprobe may not obtain an adequate remedy for breach. Further, third parties may gain access to Neoprobe's trade secrets or independently develop or acquire the same or equivalent information.

         Agencies of the United States government conducted some of the research activities that led to the development of antibody technology that some of Neoprobe's proposed antibody based surgical cancer detection products use. When the United States government participates in research activities, it retains rights that include the right to use the technology for governmental purposes under a royalty-free license, as well as rights to use and disclose technical data that could preclude Neoprobe from asserting trade secret rights in that data and software.

NEOPROBE COULD BE DAMAGED BY PRODUCT LIABILITY CLAIMS.

         Neoprobe's products are medical devices that are used during certain cancer surgeries. If one of them malfunctions or a physician misuses it and injury results to a patient or operator, the injured party could assert a product liability claim against Neoprobe. Neoprobe currently has product liability insurance which, Neoprobe believes, is adequate for its current activities. However, Neoprobe may not be able to continue to obtain insurance at a reasonable cost. Furthermore insurance may not be sufficient to cover all of the liabilities resulting from a product liability claim, and Neoprobe might not have sufficient funds available to pay any claims over the limits of its insurance. Because personal injury claims based on product liability in a medical setting may be very large, an underinsured or an uninsured claim could financially damage Neoprobe.

NEOPROBE MARKETS ITS PRODUCTS INTERNATIONALLY AND IS SUBJECT TO THE RISKS OF INTERNATIONAL TRADE.

         Changes in overseas economic conditions, currency exchange rates, foreign tax laws or tariffs and trade regulations could have a material adverse effect on Neoprobe's business. Neoprobe and its distributors will also be subject to laws and regulations of the foreign countries where they operate or Neoprobe's products are sold. The regulation of medical devices in a number of foreign countries, particularly the European Union, continues to develop and new laws or regulations may adversely affect Neoprobe's business.

NEOPROBE MAY HAVE TROUBLE ATTRACTING AND RETAINING QUALIFIED PERSONNEL AND ITS BUSINESS MAY SUFFER IF IT DOES NOT.

         Neoprobe's business has experienced developments the past two years, which have resulted in several significant changes in Neoprobe's strategy and business plan, including downsizing to what Neoprobe considers to be the minimal level of management and employees necessary to operate a publicly traded medical device business. Neoprobe believes its restructured organization is appropriate to support modest growth over the next few years. However, losing any members of the management team could have an adverse effect on Neoprobe's operations. Neoprobe's success is dependent on its ability to attract and retain technical and management personnel with expertise and experience in the medical device business. The competition for qualified personnel in the medical device industry is intense and Neoprobe may not be successful in hiring or retaining the requisite personnel. If Neoprobe is not able to attract and retain qualified technical and management personnel, its will suffer diminished chances of future success.

COMMON STOCK IS TRADED OVER THE COUNTER, WHICH MAY DEPRIVE STOCKHOLDERS OF THE FULL VALUE OF THEIR SHARES.

         Unlisted securities may have fewer market makers, lower trading volumes and larger spreads between bid and asked prices than listed securities. These factors may result in higher price volatility and less market liquidity for the common stock.

NEOPROBE'S STOCKHOLDER RIGHTS PLAN, AND SOME PROVISIONS OF NEOPROBE'S CHARTER AND APPLICABLE CORPORATE LAWS MAY HAVE THE EFFECT OF DETERRING THIRD PARTIES FROM MAKING TAKEOVER BIDS FOR CONTROL OF NEOPROBE OR MAY BE USED TO HINDER OR DELAY A TAKEOVER BID.

         This would decrease the chance that Neoprobe's stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid. See "DESCRIPTION OF STOCK -- Stockholder Rights Plan; and -- Anti-takeover Charter Provisions And Laws"

         Neoprobe's certificate of incorporation has "blank check" preferred stock. The board of directors may divide this stock into series and set their rights. The board of directors may, without prior stockholder approval, issue any of the shares "blank check" preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the common stock. Preferred stock could be used as a method of discouraging, delaying, or preventing a take-over of Neoprobe. If Neoprobe issues "blank check" preferred stock, it could have a dilutive effect upon the common stock. See "DESCRIPTION OF STOCK -- Preferred Stock."

BECAUSE NEOPROBE WILL NOT PAY DIVIDENDS, STOCKHOLDERS WILL ONLY BENEFIT FROM OWNING COMMONS STOCK IF IT APPRECIATES.

         Neoprobe has never paid dividends on its common stock. Neoprobe intends to retain any future earnings to finance its growth. Accordingly, any potential investor who anticipates the need for current dividends from his investment should not purchase common stock.

                              SELLING STOCKHOLDERS

                                              COMMON STOCK
                            ---------------------------------------------------
                              Shares
                               owned                    Shares      % of class
                              before       Shares        owned         owned
Name                         offering     offered     afterwards     afterwards
                                    (1)                 (1)(2)          (2)
The Aries Master Fund        2,100,100   2,100,000          0            0
Aries Domestic Fund            900,000     900,000          0            0

----------
(1) Does not include shares of common stock issuable upon the exercise of the warrants owned by the Funds. 2,100,000 for the Master Fund and 900,000 for the Domestic Fund.

(2)      Assuming all shares are sold.


RELATIONSHIPS BETWEEN NEOPROBE AND THE FUNDS

         On February 16, 1999, Neoprobe entered into a Preferred Stock and Warrant Purchase Agreement with the Funds, under which the Funds paid Neoprobe $3 Million and Neoprobe issued to the Funds 30,000 shares of its Series B Preferred Stock and seven year warrants to purchase an additional 2,912,621 shares of common stock. Each share of Series B Preferred Stock was convertible into a minimum of 97 shares of common stock. But if the market value of common stock at the time of conversion was less than $1.03, the number of shares issuable upon conversion would have been increased, up to a maximum of 182 shares of common stock. The exercise price of the warrants issued was $1.03 per share.

         The Purchase Agreement and the preferred stock terms contained numerous restrictions on Neoprobe's conduct of its business. The Purchase Agreement and the preferred stock terms also contained provisions that would allow the Funds to require Neoprobe to redeem the Series B Preferred Stock if the common stock were delisted, Neoprobe received a qualified opinion from its accountants or if the common stock issuable upon conversion of the Series B Preferred Stock was not registered. All of these conditions occurred. In order to resolve the situation, the Funds and Neoprobe entered into a Settlement Agreement in January, 2000.

         Under the Settlement Agreement, Neoprobe paid the Funds $2.5 million, issued to them 3,000,000 shares of common stock and three year warrants to purchase to purchase an additional 3 million shares of common stock for 74 cents per share. The Funds returned the Series B Preferred Stock and old warrants to Neoprobe. Additionally the Funds and Neoprobe terminated the old Purchase Agreement and its restrictions. The Funds agreed to attend stockholders meetings for the next 2 years and to vote their shares of common stock on issues presented to those meetings in accordance with the recommendations of Neoprobe's management. The Funds also agreed to not buy any additional shares of common stock before August, 2000. Neoprobe agreed to register the Fund's shares of common stock with the SEC. If the filing or effectiveness of that registration is delayed beyond the times set by the agreement, Neoprobe must pay a penalty in shares of Common Stock to the Funds.

         Neoprobe amended its stockholder rights plan, described below under the heading "DESCRIPTION OF STOCK -- Stockholder Rights Plan," to exempt the acquisition of common stock by the Funds under the Purchase Agreement together with up to 1,000,000 more shares even though these transactions may result in the Funds owning more than 15% of the common stock. This provision has not been changed as a result of the Settlement Agreement.

                              PLAN OF DISTRIBUTION

         The Funds may sell shares of common stock through brokers selected by them individually. The Funds have not yet selected any brokers. Neither the Funds nor Neoprobe has appointed an underwriter or coordinating broker to sell the Funds' shares. The Funds may make these sales at any time that they choose. Sales may be made through ordinary transactions on the OTC Bulletin Board; special offerings in accordance with the rules of the National Association of Securities Dealers in which the brokers may act as principals or agents; block trades in which the brokers may attempt to sell shares as agents and may position and resell all or part of the block as a principal to facilitate the transaction or a combination of these methods. The Funds may also sell their shares in privately negotiated transactions off the OTC Bulletin Board, which need not be through brokers. The shares are expected to be sold at market related prices prevailing at the time of sale. The pledgees, trustees and other successors to the Funds may also use this prospectus to sell common stock. The Funds may, if they so choose, sell their shares under this prospectus or may sell them under Rule 144 if the shares and their sale meet the conditions of the Rule.

         The Funds may compensate the brokers for selling shares of common stock by giving them discounts on the shares they are selling or paying them commissions and fees in amounts determined by negotiations between them and their brokers. The brokers may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell shares as principals, in amounts determined by negotiations between the buyers and the brokers, or from both buyer and seller. The compensation of the brokers may exceed amounts customary in similar transactions. The brokers selected by the Funds, and any other participating brokers may be considered to be underwriters as that term is defined in the Securities Act of 1933, in which event discounts, commissions and fees received by the brokers may be considered to be underwriting compensation. The Funds may agree to indemnify their brokers against some types of liabilities, including liabilities under the Securities Act of 1933.

         When they are selling common stock under this prospectus, the Funds may be considered to be underwriters as that term is defined in the Securities Act of 1933. It is unlikely that they will perform any of the functions of an underwriter as that term is understood in its usual commercial usage, including performing a due diligence investigation of Neoprobe or making any estimates of the value of its securities. By making this disclosure, the Funds do not admit that they are underwriters within the meaning of the Securities Act of 1933 and they reserve the right to contest any allegation that they are acting as underwriters or that they have any liabilities as underwriters.

                              DESCRIPTION OF STOCK

AUTHORIZED AND ISSUED STOCK
                                                             NUMBER OF SHARES AT MAY 30, 2000
                                                         ----------------------------------------
                                      NAME IN THIS
TITLE OF CLASS                        PROSPECTUS         AUTHORIZED    OUTSTANDING       RESERVED
Common Stock, par value
$0.001 per share                      common stock       50,000,000     26,241,777      5,210,464

Series A Junior
Participating Preferred
Stock, par value                      Series A
$0.001 per share                      Preferred Stock       500,000              0        500,000

Preferred Stock, par value
$0.001 per share                      Preferred Stock     4,500,000              0              0


COMMON STOCK

Dividends                           Each share will receive an equal dividend,
                                    if one is declared, which is unlikely. See
                                    "RISK FACTORS -- No Dividends."

Liquidation                         If Neoprobe is liquidated, any assets that
                                    remain after the creditors are paid and the owners of preferred stock receive any liquidation preferences will be distributed to the owners of common stock pro-rata.

Voting Rights                       One vote per share.

No Cumulative Voting                There is no cumulative voting. A simple
                                    majority can elect all of the directors at a given meeting and the minority would not be able to elect any directors at that meeting.

Free Transfer                       Common stock sold under this prospectus will
                                    be freely transferable.

No Personal Liability               Owners of common stock are not personally
                                    liable for Neoprobe's debts, just because they own shares of common stock.

No Preemptive Rights                Neoprobe can sell common stock to third
                                    parties without first offering it to current stockholders.

No Redemption Rights                Neoprobe does not have the right to buy back
                                    shares except in extraordinary transactions such as mergers and court approved bankruptcy reorganizations. Owners of common stock do not ordinarily have the right to require Neoprobe to buy their common stock.
                                    Neoprobe does not have a sinking fund to provide assets for any buy back.

No Conversion Rights                Common stock can not be converted into any
                                    other kind of stock except in extraordinary transactions such as mergers and court approved bankruptcy reorganizations.

PREFERRED STOCK

         Neoprobe's certificate of incorporation has "blank check" preferred stock. The board of directors may divide this stock into series and set their rights. Neoprobe's board of directors has created one series of preferred stock. 500,000 shares of preferred stock have been designated as Series A Junior Participating Preferred Stock and reserved for issuance under the stockholder rights plan described below. 63,000 shares of preferred stock were previously designated as 5% Series B Convertible Preferred Stock but they have been redeemed and returned to the status of unissued shares. The board of directors may, without prior stockholder approval, issue any of the remaining 4,500,000 shares preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the common stock. Preferred stock could be used as a method of discouraging, delaying, or preventing a take-over of Neoprobe. Although Neoprobe has no present intention of issuing any shares of preferred stock it may do so in the future. If Neoprobe issues preferred stock, it could have a dilutive effect upon the common stock. See "Risk Factors -- Blank Check Preferred Stock."

STOCKHOLDER RIGHTS PLAN

Operation of the Plan. Neoprobe has a stockholder rights plan. The purpose of the stockholder rights plan is to protect the interests of Neoprobe's stockholders if Neoprobe is confronted with coercive or unfair takeover tactics by encouraging third parties interested in acquiring Neoprobe to negotiate with the board of directors. Under the plan Neoprobe distributed rights to purchase one hundredth of a share of Series A

Preferred Stock at an exercise price of $35 per right to the stockholders at the rate of one right per share of common stock. The rights are attached to the common stock and are not exercisable until after 15 percent of the common stock has been acquired or tendered for. At that point, the rights would be separately traded and exercisable. If a third party crosses the 15 percent threshold, the rights would "flip-in" (but not the rights of the 15 percent stockholder) and become rights to acquire, upon payment of the exercise price, common stock (or, in some circumstances, other securities) with a value of twice the exercise price of the right. If a third party were to take actions to acquire Neoprobe, such as a merger, the rights would "flip-over" and entitle the owners of the rights to acquire stock of the acquiring person with a value of twice the exercise price. Neoprobe has amended its stockholder rights plan to exempt the acquisition of common stock by Aires in the transactions described above together with up to 1,000,000 more shares even though these transactions may result in Aires owning more than 15% of the common stock. Neoprobe may redeem the rights at any time before they become exercisable for $.01 per right. The plan expires on August 28, 2005. The number of rights per share of common stock will be adjusted in the future to reflect future splits and combinations of, and common stock dividends on, the common stock. The exercise price of the rights will be adjusted to reflect changes in the Series A Preferred Stock.

Series A Preferred Stock.

Redemption                          Neoprobe may redeem Series A Preferred Stock
                                    at a price equal to 100 times the current per share market price of the common stock, together with accrued but unpaid dividends.
                                    Neoprobe is not required to create a sinking fund to provide assets for a redemption.

Dividend A minimum quarterly dividend of $.05 per share plus an aggregate dividend of 100 times any dividend declared on the common stock.

Election of Directors               If dividends on Series A Preferred Stock are
                                    in arrears in an amount equal to six
                                    quarterly payments, all owners of Preferred
                                    Stock (including holders of Series A
                                    Preferred Stock) with dividends in arrears equal to this amount, voting as a class, could elect two directors.

Liquidation                         If Neoprobe is liquidated, the holders of
                                    the Series A Preferred Stock will receive a preferred liquidation payment of $.10 per share and, after the common stock has received a proportionate distribution, will share in the remaining assets on a proportionate basis with the common stock.

Priority Series A Preferred Stock is senior to common stock, but junior to all other classes of preferred stock as to the payment of dividends and the distribution of assets.

Voting                              100 votes per share.

Exchanges                           In any merger or other transaction where
                                    common stock is exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount received by the common stock.

Anti-Dilution                       Neoprobe intended each share of Series A
                                    Preferred Stock to approximate 100 shares of common stock as they existed on the date the rights were distributed (August 28, 1995);
                                    therefore, the redemption price, dividend, liquidation price and voting rights will be adjusted to reflect splits and combinations of, and common stock dividends on, the common stock after that date.

Anti-Takeover Effects. Neoprobe's stockholder rights plan is designed to deter coercive takeover tactics and otherwise to encourage persons interested in acquiring Neoprobe to negotiate with the board of directors. The stockholder rights plan will confront a potential acquirer of Neoprobe with the possibility that Neoprobe's stockholders will be able to substantially dilute the acquirer's equity interest by exercising rights to buy additional stock in Neoprobe or, in some cases, stock in the acquirer, at a substantial discount. The plan may have the effect of deterring third parties from making takeover bids for control of Neoprobe or may be used to hinder or delay a takeover bid. This would decrease the chance that Neoprobe's stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid. See "Risk Factors -- Anti-Takeover Provisions." The board of directors may redeem the rights for a nominal payment if it considers the proposed acquisition of Neoprobe to be in the best interests of Neoprobe and its stockholders. Accordingly, the stockholder rights plan would not interfere with any merger or other business combination which has been approved by the board of directors. Any plan which effectively requires an acquiring company to negotiate with Neoprobe's management may be characterized as increasing management's ability to maintain its position with Neoprobe, including the negotiation of a transaction which provides less value to the stockholders while providing benefits to management.

ANTI-TAKEOVER CHARTER PROVISIONS AND LAWS

In addition to the stockholder rights plan and the "blank check" preferred stock described above, some features of Neoprobe's certificate of incorporation and by-laws and the Delaware General Corporation Law (DGCL), which are further described below, may have the effect of deterring third parties from making takeover bids for control of Neoprobe or may be used to hinder or delay a takeover bid. This would decrease the chance that Neoprobe's stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid. See "Risk Factors -- Anti-Takeover Provisions."

Limitations on Stockholder Actions. Neoprobe's certificate of incorporation provides that stockholder action may only be taken at a meeting of the stockholders. Thus an owner of a majority of the voting power could not take action to replace the board of directors, or any class of directors, without a meeting of the stockholders nor could he amend the by-laws without presenting the amendment to a meeting of the stockholders. Furthermore, under the provisions of the certificate of incorporation and by-laws, only the board of directors has the power to call a special meeting of stockholders. Therefore, a stockholder, even one who owns a majority of the voting power, may neither replace sitting board of directors members nor amend the by-laws before the next annual meeting of stockholders.

Advance Notice Provisions. Neoprobe's by-laws establish advance notice procedures for the nomination of candidates for election as directors by stockholders, as well as for other stockholder proposals to be considered at annual meetings. Generally, notice of intent to nominate a director or raise matters at meetings must be received by Neoprobe not less than 120 days before the first anniversary of the mailing of Neoprobe's proxy statement for the previous year's annual meeting, and must contain required information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

Delaware Law. Neoprobe is subject to Section 203 of the DGCL, which provides that a corporation may not engage in any business combination with an "interested stockholder" during the three years after he becomes an interested stockholder unless:

     o Neoprobe's board of directors approved in advance either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     o The interested stockholder owned at least 85 percent of Neoprobe's voting stock at the time the transaction commenced; or

     o The business combination is approved by the Neoprobe's board of directors and the affirmative vote of at least two-thirds of the voting stock which is not owned by the interested stockholder.

An interested stockholder is anyone who owns 15 percent or more of Neoprobe's voting stock, or who is Neoprobe's affiliate or associate and was the owner of 15 percent or more of Neoprobe's voting stock at any time within the previous three years; and the affiliates and associates of any those persons. Section 203 of the DGCL makes it more difficult for an "interested stockholder" to implement various business combinations with Neoprobe for a three-year period, although Neoprobe's stockholders may vote to exclude it from the law's restrictions.

Classified Board. Neoprobe's certificate of incorporation and by-laws divide its board of directors into three classes with staggered three year terms. There are currently seven directors, three in two classes and one in the third. At each annual meeting of stockholders, the terms of one class of directors will expire and the newly nominated directors of that class will be elected for a term of three years. The board of directors will be able to determine the total number of directors constituting the full board of directors and the number of directors in each class, but the total number of directors may not exceed 17 nor may the number of directors in any class exceed six. Subject to these rules, the classes of directors need not have equal numbers of members. No reduction in the total number of directors or in the number of directors in a given class will have the effect of removing a director from office or reducing the term of any then sitting director. Stockholders may only remove directors for cause. If the board of directors increases the number of directors in a class, it will be able to fill the vacancies created for the full remaining term of a director in that class even though the term may extend beyond the next annual meeting. The directors will also be able to fill any other vacancies for the full remaining term of the director whose death, resignation or removal caused the vacancy.

         A person who has a majority of the voting power at a given meeting will not in any one year be able to replace a majority of the directors since only one class of the directors will stand for election in any one year. As a result, at least two annual meeting elections will be required to change the majority of the directors by the requisite vote of stockholders. The purpose of classifying the board of directors is to provide for a continuing body, even in the face of a person who accumulates a sufficient amount of voting power, whether by ownership or proxy or a combination, to have a majority of the voting power at a given meeting and who may seek to take control of Neoprobe without paying a fair premium for control to all of the owners of common stock. This will allow the board of directors time to negotiate with such a person and to protect the interests of the other stockholders who may constitute a majority of the shares not actually owned by that person. However, it may also have the effect of deterring third parties from making takeover bids for control of Neoprobe or may be used to hinder or delay a takeover bid.

LEGAL INSTRUMENT

         Neoprobe's certificate of incorporation is the legal instrument that created its stock and gives the express terms of the common and preferred stock. A copy of Neoprobe's certificate of incorporation is on file with the SEC. Neoprobe is incorporated in the state of Delaware, and has filed its certificate of incorporation with the Delaware Secretary of State. However, in order to fully understand the rights of the different classes of stock, you should also review Neoprobe's by-laws and its Shareholders Rights Plan, both of which are also on file with the SEC, and consult with a lawyer who knows Delaware corporate law

TRANSFER AGENT

         The transfer agent for the common stock, and the rights agent for the stockholder rights plan is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004; telephone (212) 509-4000.

                       DOCUMENTS INCORPORATED BY REFERENCE


         The following documents that Neoprobe has filed or will file with the SEC are incorporated in this prospectus by reference:

1. Neoprobe's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (SEC File Number 0-26520);

2. Neoprobe's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000 (SEC File Number 0-26520);

3. Neoprobe's Current Reports on Form 8-K dated January 19, 2000 and April 24, 2000 (SEC File Number 0-26520);

4. The description of the common stock contained in Neoprobe's Registration Statement on Form 8-A, as amended by Amendment No. 4 (SEC File Number 0-26520);

5. The description of the rights to purchase Series A preferred stock contained in Neoprobe's Registration Statement on Form 8-A (SEC File No. 0-26520); and

6. All documents subsequently filed by Neoprobe pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering of the securities hereunder.

         Neoprobe will provide to each person, including a beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. Neoprobe will provide this information upon written or oral request and at no cost to the requester. Requests for this information must be made to: Brent L. Larson, Vice President--Finance and Chief Financial Officer; Neoprobe Corporation, 425 Metro Place North, Suite 300, Dublin, Ohio 43017; Telephone (614) 793-7500

         You should not rely on a statement contained in any of these documents if a statement in this prospectus or in any other subsequently filed document which is also listed above modifies or supersedes it.

                                MORE INFORMATION

         Neoprobe files annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any materials Neoprobe files with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

         Neoprobe electronically files its reports, proxy statements and other information with the SEC through the SEC's EDGAR system. The SEC maintains a World Wide Web site on the internet that contains the reports, proxy statements and other information filed by Neoprobe and other issuers who file electronically through the EDGAR system. The internet address of this site (its uniform resource locator or URL) is http://www.sec.gov.

         This prospectus is part of a registration statement under the Securities Act of 1933 that Neoprobe has filed with the SEC. This Prospectus does not contain all of the information in the registration statement or any of the exhibits. You can learn more about Neoprobe and the common stock, by reading the entire registration statement, including any amendments, and the exhibits to the registration statement.

         The statements in this prospectus about the provisions of documents are summaries of the documents. Summaries, by their nature, omit details of documents. If you need to know the details of a document, you must read the original. In most cases, Neoprobe has filed the original document with the SEC. Summaries, by their nature, also interpret documents. The interpretations implied by the summaries of documents in this prospectus do not control the legal meaning of the documents, which will be determined by the parties to the document or the courts without referring to these summaries. If you need to interpret a document, you must read the original.

         This prospectus and the documents incorporated by reference are dated material. Even if we deliver any of them to you at a latter date, it does not mean that the information in those documents is correct at any time after their dates.

         Neoprobe has not authorized any broker, salesman or other person to give you any information or make any statements about Neoprobe, the Funds, the common stock or its sale through this prospectus other than the information in this prospectus.


TRADEMARKS -- Neoprobe is the owner of United States and foreign registered trademarks "Neoprobe(R)," "RIGS(R)," "RIGScan(R)" and "neo2000(R)." "Radioimmunoguided Surgery(TM)," "RIGSystem(TM)," "RIGS/ACT(TM)," and "BlueTip(TM)" are commercially used trademarks of Neoprobe.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses to be borne by the registrant, other than underwriting discounts and commissions, in connection with the issuance and distribution of the common stock.

Registration Fee - Securities and Exchange Commission          $ 1,157.58

Accounting fees and expenses                                   $ 5,000.00

Legal fees and expenses                                        $ 7,000.00

Printing costs                                                   $ 500.00

Miscellaneous                                                  $ 1,342.42
                                                               ----------

Total                                                          $15,000.00


All expenses other than the Securities and Exchange Commission filing fee are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that directors and officers of Delaware corporations may, under certain circumstances, be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors and officers may also be indemnified against expenses (including attorneys' fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Article V of Neoprobe's by-laws has provisions requiring Neoprobe to indemnify its officers, directors, employees and agents that are in substantially the same language as Section 145.

Article Nine, section (b), of Neoprobe's certificate of incorporation further provides that no director will be personally liable to Neoprobe or its stockholders for monetary damages or for any breach of fiduciary duty except for breach of the director's duty of loyalty to Neoprobe or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, pursuant to Section 174 of the Delaware General Corporation Law (which imposes liability in connection with the payment of certain unlawful dividends, stock purchases or redemptions), or any amendment or successor provision thereto, or for any transaction from which the director derived an improper personal benefit.

ITEM 16. EXHIBITS.

The following exhibits are part of this Registration Statement:

(4)      INSTRUMENTS DEFINING THE RIGHTS OF HOLDERS, INCLUDING INDENTURES

         4.1. See Articles FOUR, FIVE, SIX, SEVEN and EIGHT of the Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 4.1 of Registrant's Annual Report on Form 10-K, dated March 31, 1996; Commission File No. 0-20676).

         4.2.     See Articles II and VI and Section 2 of Article III and
                  Section 4 of Article VII of the Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 99.4 of Registrant's Current Report on Form 8-K dated June 20, 1996; Commission File No. 0-20676).

         4.6. Rights Agreement dated as of July 18, 1995 between the Registrant and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 1 of the registration statement on Form 8-A; Commission File No. 0-20676).

(5)      OPINION REGARDING LEGALITY

         5.1.     Opinion of Benesch, Friedlander, Coplan & Aronoff LLP.

(23)     CONSENTS

         23.1.    Consent of KPMG LLP.

         23.2.    Consent of PricewaterhouseCoopers LLP.

         23.3. Consent of Benesch, Friedlander, Coplan & Aronoff LLP is set forth as part of Exhibit 5.1 above.

(24)     POWERS OF ATTORNEY

         24.1.    Powers of Attorney.*

         24.2.    Certified resolution of the Registrant's Board of Directors.*



* previously filed

ITEM 17. UNDERTAKINGS.

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (I) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan or distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on June 12, 2000.


                                           NEOPROBE CORPORATION

                                           By /s/ David C. Bupp
                                           ----------------------------
                                           David C. Bupp, President


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on March 31, 2000 by the following persons in the capacities indicated.

SIGNATURES                                      CAPACITY

s/ David C. Bupp                         Director, President, Chief Executive Officer
---------------------------                   (principal executive officer)
David C. Bupp

Brent L. Larson*                         Vice President, Finance and Chief Financial Officer
---------------------------                   (principal financial and accounting officer)
Brent L. Larson

Julius R. Krevans*                       Director, Chairman of the Board
---------------------------
Julius R. Krevans


                                         Director
---------------------------
Melvin D. Booth

John S. Christie*                        Director
---------------------------
John S. Christie

Michael P. Moore*                        Director
---------------------------
Michael P. Moore

J. Frank Whitley, Jr.*                   Director
---------------------------
J. Frank Whitley, Jr.

James F. Zid*                            Director
---------------------------
James F. Zid

*By s/ David C. Bupp
---------------------------
David C. Bupp
Attorney-in-Fact